Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-255348) on Form S-8 of Sollensys Corp of our report dated April 17, 2023, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Sollensys Corp for the year ended December 31, 2022.

Tulsa, Oklahoma

April 17, 2023